EXHIBIT 99.2
Company Press Release

STARTEC Global Expands Domestic Network to Texas and California

BETHESDA, MD    August 20, 1998   Startec Global Communications
Corporation (Nasdaq:STGC), an international long-distance telecommunications company, announces the expansion of its domestic network to bring Texas and California onto its own network ("on net"). Through the expansion of its Point of Presence (POP) sites in Dallas and Los Angeles, Startec Global has now expanded its reach to 17 major metropolitan residential marketing areas.

"We are moving ahead aggressively on our network expansion plans to increase traffic on our own network. The network now includes major cities in Texas such as Dallas and Houston and key cities in California such as San Francisco, San Diego, and Los Angeles. The POP site in Los Angeles has also made it possible for us to bring customers in the nearby marketing areas of Seattle, Phoenix, and Las Vegas on net. In addition to these cities, we have also brought Philadelphia on net through our Washington D.C. POP site," said Mr. Ram Mukunda, President and Chief Executive Officer of Startec Global.

By bringing these major metropolitan areas on net, Startec Global controls the origination of calls, which enables it to add value on two fronts - customer service and cost reduction of call origination. With respect to service, Startec Global can now provide higher quality service to its customers residing in these areas. Value-added customer service will include quicker and more efficient responses to customer issues, the elimination of cumbersome 800 numbers when placing a call, and service initiation for new customers within a 24-hour period. On the cost front, a direct local connection reduces the origination portion of the cost of a call.

Commenting on the expansion, Mr. Mukunda noted, "The network expansion represents an important development for us as it will allow us to aggressively market in these important ethnically populated cities. Now that we have these areas on our network, we intend to expand our marketing efforts for broader penetration into existing and new ethnic groups. Since our IPO in October of 1997, we have increased the number of ethnic customer segments from 13 to 27 at the end of the second quarter of 1998. This geographic and segment expansion is a cornerstone of our strategy."

Startec Global Communications Corporation is a facilities-based international long distance carrier, which markets its services to select ethnic U.S. residential communities. The Company provides its services through a flexible network of owned and leased transmission facilities, resale arrangements and a variety of operating agreements and termination agreements, allowing the Company to terminate traffic worldwide.

Except for the historical information contained herein, this release contains forward-looking statements which are based on current expectations and which may differ materially from actual results. These forward-looking statements fall within the scope of Section 27A of the Securities Act of 1933, as amended, and
Section 21 of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. Forward-looking statements include, but are not limited to, those statements regarding management's plans, marketing strategy, targets and strategy for future expansion, and future fiscal performance. The Company's actual results could differ materially from those anticipated by the forward-looking statements as a result of certain factors such as changes in market conditions, government regulation, technology, the international telecommunications industry, and the global economy; availability of transmission facilities; management of rapid growth; entry into new and developing markets; competition; customer concentration and attrition; and the expansion of the global network. These risk factors are discussed in further detail in the Company's SEC's filings, including the prospectus relating to the Company's initial public offering (SEC File No. 333-32753), and its Annual Report on Form 10-K for the year ended December 31, 1997.

Contact:    Prabhav V. Maniyar
            Chief Financial Officer
            (301) 365-8959